UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 1, 2015

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

              3050 Peachtree Road NW, Suite 355, Atlanta GA  30305

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (404) 549-4293

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02:	ELECTION OF DIRECTORS

The Board of Directors has elected Mr. Andrew L. Sink to serve as a member of the Board of Directors of Global Healthcare REIT, Inc., a Utah corporation (the “Company”).  The election was effective January 1, 2015.

The following is biographical information on Mr. Sink:

Mr. Sink is currently the Managing Director of the Investment Advisory division and Principal for Colliers International | Alabama. His team provides investment property advisory, investment property brokerage, investment fund structuring and real estate investment management to high net worth families and individuals.  His team also provides advisory services to privately held operating companies seeking to enhance enterprise value via various real estate strategies including sale leaseback and private fund structuring. Mr. Sink has more than 20 years’ experience in the real estate industry with a broad range of expertise in real estate brokerage and investments.

Prior to his role at Colliers International, Mr. Sink was Managing Director of Founders Investment Properties (FIP) which spun out of Founders Investment Banking in December 2011. Prior to the formation of FIP, Mr. Sink was a partner at Founders Investment Banking, LLC where he served as Managing Director of the firm’s real estate advisory practice from 2004-2011. During this same time period he and his partners formed Foundation Fund Management Company (FFMC).  FFMC has created multiple niche private equity funds, which included Foundation Sale Leaseback Fund, Foundation Cypress Development Fund, Foundation Retail Development Fund, Foundation Residential Acquisition Fund and Foundation New Media Fund. Prior to joining Founders, he was a partner in the commercial real estate firm Eason, Graham & Sandner, Inc. (EGS) from 1993-2004 and was responsible for the Industrial Services Division.

Mr. Sink earned a Bachelor of Science degree in finance with a concentration in real estate from The University of Alabama, graduating in 1990.  He holds a state of Alabama real estate broker’s license.

As a director,  Mr. Sink will participate in the Company’s newly adopted compensation plan for directors pursuant to which he will be entitled to receive an annual restricted stock award having a market value of $30,000.  The grant will be effective January 1, 2015 and will be based upon the closing price of the Company’s common stock on the first trading day of the new year.

Currently the Company’s Board of Directors has no standing committees.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc (Registrant)

Dated: January 2, 2015	__/s/ Christopher F. Brogdon Christopher F. Brogdon, President